Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 8, 2006 on our review of interim financial information of Arch Capital Group Ltd. (the “Company”) for the nine-month periods ended September 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612, Registration No. 333-110190 and Registration No. 333-135421) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772, Registration No. 333-98971 and Registration No. 333-124422).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
November 9, 2006